AMENDMENT AGREEMENT

This amendment agreement (this “Amendment”), effective as of April 12, 2026, is made by UMB Fund Services, Inc. (“UMB”), Thirdline Real Estate Income Fund (the “Fund” and, together with UMB, the “Parties”).

WHEREAS, the Parties entered into an administration and fund accounting agreement dated April 12, 2021 (the “Agreement”).

WHEREAS, the Parties wish to amend the Agreement as described below.

NOW THEREFORE, in consideration of the mutual covenants and stipulations set forth herein, the Parties agree as follows:

1.	Section 8(a) is hereby amended to state as follows:

This Agreement shall become effective with respect to the Fund as of the date hereof. This Agreement shall continue in effect with- respect to the Fund for a three-year period beginning on the date of this Agreement (the “Initial Term”). Thereafter if not terminated the Agreement shall continue automatically in effect as to the Fund for successive one-year periods (each a “Renewal Term”).

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their respective duly authorized officers.

UMB Fund Services, Inc.		Thirdline Real Estate Income Fund

By:	/s/ Maureen Quill	By:	/s/ Lawrence Eiben
Name: Maureen Quill		Name: Lawrence S. Eiben
Title: Executive Vice President		Title: Principal Financial Officer